Exhibit 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release July 30, 2020	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Second Quarter 2020 Earnings of $0.42 Per Share,
or $0.85 Per Share, Excluding Special Items
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Highlights:
•	Strong Demand from Consumer-Oriented Markets
•	Operating Margins Remained Solid Despite Weaker Volumes
•	Signed Two New Satellite PCC Contracts: U.S. and India
•	Strong Cash Flow from Operations of $64 Million
•	Improved Financial Flexibility by Extending Debt Maturities and Increasing Liquidity to Over $675 Million

NEW YORK, July 30 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $0.85, excluding special items, for the second quarter ended June 28, 2020, compared with $1.11 in the prior year. Reported diluted earnings per share were $0.42.

Worldwide net sales were $357.2 million, 23 percent lower than the prior year, primarily driven by the global economic conditions related to the COVID-19 pandemic. Foreign exchange had an unfavorable impact on sales of approximately $9.9 million or 2 percentage points. Operating income was $27.2 million and represented 7.6 percent of sales. Operating income excluding special items was $42.0 million and represented 11.8 percent of sales. Cash from operations was $63.8 million and free cash flow was $48.9 million, similar levels to the prior year.

"During one of the most challenging quarters in recent times, we maintained our unwavering focus on the health and safety of our employees and efficiently managing our operations. While significant end-market changes and COVID-19 related customer shutdowns impacted overall sales, we navigated through these conditions to deliver a solid operating performance, characterized by double-digit operating margins and strong cash flow generation. Our consumer-oriented products, including Pet Care, Fabric Care and Personal Care, continued to demonstrate their resiliency and strength throughout the quarter by delivering healthy sales growth,” said Douglas T. Dietrich, Chief Executive Officer. “We also took steps to further strengthen our balance sheet by increasing flexibility in our capital structure. We remained focused on advancing our growth initiatives, highlighted by the signing of two new satellite PCC contracts in India and the U.S. and the continued commercialization of new products.”

Mr. Dietrich continued, “Our team has worked tirelessly and safely through the COVID-19 pandemic, serving our customers and communities with critical products and demonstrating our agility and culture of continuous improvement. Early on, we acted quickly to deploy rigorous health, safety, and wellness protocols at all of our facilities in order to protect our employees. As we move through the rest of 2020, we will continue to focus on the health and safety of our employees, meeting our customers' needs, and advancing our growth strategy.”

The Company incurred special charges of $14.6 million after-tax in the second quarter, or $0.43 per share. The charges included a litigation settlement and a non-cash pension settlement charge. In addition, the Company recorded a non-cash impairment of assets charge and severance related costs for its Paper PCC satellite facilities at two U.S. paper mills that were idled indefinitely in June 2020.

Private Offering
On June 30, 2020, the Company completed a $400 million private offering of 5.00 percent senior notes due 2028 at par. The Company used the net proceeds to repay $148 million of fixed rate term loans, $100 million of borrowings under its revolving credit facility, and the remainder for general corporate purposes. As a result, the Company has more than $675 million of available liquidity, including cash on hand as well as availability under its revolving credit facility.

Segment Information

Performance Materials and Specialty Minerals
Sales in the Minerals businesses, which include the Performance Materials and Specialty Minerals segments, decreased 21 percent in the second quarter versus the prior year to $283.6 million. Operating income for the Minerals businesses was $30.0 million and represented 10.6 percent of sales. Operating income, excluding special items, was $36.3 million and represented 12.8 percent of sales.

Performance Materials segment sales decreased 19 percent versus the prior year to $173.8 million.

Metalcasting sales were impacted primarily by the COVID-19 related automotive production slowdown in North America and parts of Asia. Metalcasting sales grew in China versus the prior year, as economic activity rebounded following the COVID-19 related shutdowns, and we continued to penetrate the market with our pre-blended greensand bond formulations. Household, Personal Care & Specialty Products were resilient, with continued strong performance from our global Pet Care, Fabric Care and Personal Care businesses. The growth in these consumer-oriented businesses was offset by weakness in specialty drilling products. Environmental Products and Building Materials sales were both lower due to COVID-19 related project delays.

Operating income for the segment was $21.0 million and represented 12.1 percent of sales. The impact of lower sales on operating income versus the prior year was partially mitigated by continued pricing actions, strong cost control and expense reductions.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer markets and for non-residential construction, environmental remediation and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, decreased 24 percent in the second quarter to $109.8 million.

Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, decreased primarily due to the decline in printing and writing paper demand resulting from the COVID-19 pandemic. Paper PCC sales in China grew versus the prior year on continued penetration and strong pull from our customers. Specialty PCC sales were lower as demand slowed late in the first quarter and remained at lower levels through the second quarter. Specialty PCC products are sold to the polymer industry for use in automotive and construction applications, to the adhesives and printing inks industry, as well as to the food and pharmaceutical industries.

Processed Minerals sales decreased due to the slowdown in construction and automotive activity. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass and other manufacturing industries.

Segment operating income was $9.0 million and represented 8.2 percent of sales. Operating income excluding special items was $15.3 million and represented 13.9 percent of sales. The impact from the lower volume was partially offset by continued pricing actions and cost control.

Refractories and Energy Services
Sales in the Service businesses, which include the Refractories and Energy Services segments, decreased 29 percent versus the prior year to $73.6 million. Operating income for the Service businesses was $7.3 million and represented 9.9 percent of sales.

Refractories segment sales decreased 28 percent to $55.9 million, due to lower sales of Refractory and Metallurgical Products globally as steel mills reduced production in response to weaker demand from construction and automotive markets.

Segment operating income was $5.9 million and represented 10.6 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Energy Services segment sales decreased 31 percent to $17.7 million, driven by the decrease in activity due to COVID-19 related customer project delays.

Segment operating income was $1.4 million and represented 7.9 percent of sales. Energy Services offers a range of patented technologies, products and services for off-shore filtration and well testing to the worldwide oil and gas industry.

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Minerals Technologies will host a conference call tomorrow, July 31, 2020 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on July 31, 2020.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives; our ability to service our debt; our ability to comply with the covenants in our senior secured credit facility; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2019 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.8 billion in 2019. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Prior Qtr.	Prior Year	Jun. 28, 2020	Jun. 30, 2019	Prior Year

Net sales
Product sales	$339.5	$392.3	$438.0	(13)%	(22)%	$731.8	$855.4	(14)%
Service revenue	17.7	25.2	25.8	(30)%	(31)%	42.9	46.1	(7)%
Total net sales	357.2	417.5	463.8	(14)%	(23)%	774.7	901.5	(14)%

Cost of sales
Cost of goods sold	256.6	294.1	334.0	(13)%	(23)%	550.7	648.0	(15)%
Cost of service revenue	11.7	16.6	17.8	(30)%	(34)%	28.3	31.8	(11)%
Total cost of sales	268.3	310.7	351.8	(14)%	(24)%	579.0	679.8	(15)%

Production margin	88.9	106.8	112.0	(17)%	(21)%	195.7	221.7	(12)%

Marketing and administrative expenses	41.8	43.4	48.4	(4)%	(14)%	85.2	91.3	(7)%
Research and development expenses	5.1	5.1	4.9	0%	4%	10.2	9.7	5%
Litigation expenses	8.3	0.6	0.0	*	*	8.9	0.0	*
Restructuring and other items, net	6.5	0.0	13.2	*	(51)%	6.5	13.2	(51)%

Income from operations	27.2	57.7	45.5	(53)%	(40)%	84.9	107.5	(21)%

Interest expense, net	(8.1)	(9.3)	(10.9)	(13)%	(26)%	(17.4)	(22.3)	(22)%
Non-cash pension settlement charge	(4.3)	0.0	0.0	*	*	(4.3)	0.0	*
Other non-operating income (deductions), net	(0.2)	0.6	(2.4)	*	(92)%	0.4	(3.8)	*
Total non-operating deductions, net	(12.6)	(8.7)	(13.3)	45%	(5)%	(21.3)	(26.1)	(18)%

Income before tax and equity in earnings	14.6	49.0	32.2	(70)%	(55)%	63.6	81.4	(22)%

Provision for taxes on income	0.9	9.7	5.1	(91)%	(82)%	10.6	14.4	(26)%
Equity in earnings of affiliates, net of tax	1.2	0.3	0.5	*	140%	1.5	0.6	150%

Consolidated net income	14.9	39.6	27.6	(62)%	(46)%	54.5	67.6	(19)%

Less: Net income attributable to non-controlling interests	0.5	1.0	1.0	(50)%	(50)%	1.5	1.9	(21)%

Net Income attributable to Minerals Technologies Inc.	$14.4	$38.6	$26.6	(63)%	(46)%	$53.0	$65.7	(19)%

Weighted average number of common shares outstanding:

Basic	34.1	34.4	35.2			34.2	35.2

Diluted	34.1	34.4	35.3			34.3	35.3

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$0.42	$1.12	$0.76	(63)%	(45)%	$1.55	$1.87	(17)%

Diluted	$0.42	$1.12	$0.75	(63)%	(44)%	$1.55	$1.86	(17)%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended June 28, 2020, March 29, 2020 and June 30, 2019 each consisted of 91 days, 89 days and 91 days, respectively. The six month periods ended June 28, 2020 and June 30, 2019 consisted of 180 days and 181 days, respectively.

2)
In June 2020, Verso Papers announced that they would be idling two of their paper mills indefinitely. As a result, the Company recorded a non-cash impairment of assets charge of $6.0 million and $0.3 million in severance related costs for its Paper PCC satellite facilities at these mills.

In the second quarter of 2019, the Company initiated a restructuring and cost savings program to better align our costs and organizational structure with the current market environment. The Company recorded non-cash impairment of assets charges of $7.5 million and restructuring and other charges of $5.7 million relating to severance and other costs.

	(millions of dollars)

		Quarter Ended			Six Months Ended
		Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Jun. 28, 2020	Jun. 30, 2019

	Asset Write-Downs
	Performance Materials	$0.0	$0.0	$4.2	$0.0	$4.2
	Specialty Minerals	6.0	0.0	1.6	6.0	1.6
	Energy Services	0.0	0.0	1.7	0.0	1.7
	Total asset write-downs	$6.0	$0.0	$7.5	$6.0	$7.5

	Restructuring and other items, net
	Severance related costs	$0.3	$0.0	$5.7	$0.3	$5.7
	Other costs	0.2	0.0	0.0	0.2	0.0
		$0.5	0.0	$5.7	$0.5	$5.7

	Total restructuring and other items, net	$6.5	$0.0	$13.2	$6.5	$13.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended June 28, 2020, March 29, 2020 and June 30, 2019, and the six month periods ended June 28, 2020 and June 30, 2019 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Jun. 28, 2020	Jun. 30, 2019

	Income from continuing operations attributable to MTI	$14.4	$38.6	$26.6	$53.0	$65.7
	% of sales	4.0%	9.2%	5.7%	6.8%	7.3%

	Special items:
	Write-off of receivables due to UK customer bankruptcy	0.0	0.0	2.5	0.0	2.5
	Restructuring and other items, net	6.5	0.0	13.2	6.5	13.2
	Litigation expense	8.3	0.6	0.0	8.9	0.0
	Non-cash pension settlement charge	4.3	0.0	0.0	4.3	0.0
	Related tax effects on special items	(4.5)	(0.2)	(3.2)	(4.7)	(3.2)

	Income from continuing operations attributable to MTI, excluding special items	$29.0	$39.0	$39.1	$68.0	$78.2
	% of sales	8.1%	9.3%	8.4%	8.8%	8.7%

	Diluted earnings per share, excluding special items	$0.85	$1.13	$1.11	$1.98	$2.22

Included in litigation expense for the three-month and six month periods ended June 28, 2020 are costs of $8.0 million, respectively, relating to an arbitration award associated with the bankruptcy of Novinda Corp.

	Included in marketing and administrative expenses in the second quarter of 2019 is a provision for bad debt of $2.5 million related to a bankruptcy of a Refractories customer in the UK.

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended June 28, 2020, March 29, 2020 and June 30, 2019 and the six month periods ended June 28, 2020 and June 30, 2019 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Six Months Ended
	(millions of dollars)	Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Jun. 28, 2020	Jun. 30, 2019

	Cash flow from continuing operations	$63.8	$30.3	$67.5	$94.1	$98.3
	Capital expenditures	15.0	16.6	17.9	31.6	35.5
	Free cash flow	$48.8	$13.7	$49.6	$62.5	$62.8

	Depreciation and Amortization Expense	$23.4	$22.9	$24.5	$46.3	$48.9

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Six Months Ended
		Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Jun. 28, 2020	Jun. 30, 2019

	Interest income	$0.4	$0.3	$0.6	$0.7	$1.2
	Interest expense	(8.5)	(9.6)	(11.5)	(18.1)	(23.5)
	Non-cash pension settlement charge	(4.3)	0.0	0.0	(4.3)	0.0
	Foreign exchange gains (losses)	0.3	2.3	0.1	2.6	1.0
	Other deductions	(0.5)	(1.7)	(2.5)	(2.2)	(4.8)
	Non-operating deductions, net	$(12.6)	$(8.7)	$(13.3)	$(21.3)	$(26.1)

Included in non-operating deductions for the three-month and six month periods ended June 28, 2020 are non-cash pension settlement costs of $4.3, respectively, associated with some of our pension plans in the U.S.

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 31, 2020 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	Jun. 28, 2020	% of Total Sales	Mar. 29, 2020	% of Total Sales	Jun. 30, 2019	% of Total Sales	Prior Qtr	Prior Year	Jun. 28, 2020	% of Total Sales	Jun. 30, 2019	% of Total Sales	Prior Year

United States	$180.7	51%	$226.9	54%	$253.3	55%	(20)%	(29)%	$407.6	53%	$485.0	54%	(16)%
International	176.5	49%	190.6	46%	210.5	45%	(7)%	(16)%	367.1	47%	416.5	46%	(12)%
Net Sales	$357.2	100%	$417.5	100%	$463.8	100%	(14)%	(23)%	$774.7	100%	$901.5	100%	(14)%

Metalcasting	$52.8	15%	$61.7	15%	$75.8	16%	(14)%	(30)%	$114.5	15%	$149.0	17%	(23)%
Household, Personal Care & Specialty Products	87.9	25%	96.2	23%	91.5	20%	(9)%	(4)%	184.1	24%	186.3	21%	(1)%
Environmental Products	19.9	6%	11.5	3%	29.0	6%	73%	(31)%	31.4	4%	44.9	5%	(30)%
Building Materials	13.2	4%	16.8	4%	19.1	4%	(21)%	(31)%	30.0	4%	34.4	4%	(13)%
Performance Materials Segment	$173.8	49%	$186.2	45%	$215.4	46%	(7)%	(19)%	$360.0	46%	$414.6	46%	(13)%

Paper PCC	$65.5	18%	$85.1	20%	$90.2	19%	(23)%	(27)%	$150.6	19%	$181.7	20%	(17)%
Specialty PCC	14.9	4%	17.5	4%	17.3	4%	(15)%	(14)%	32.4	4%	35.4	4%	(8)%
PCC Products	$80.4	23%	$102.6	25%	$107.5	23%	(22)%	(25)%	$183.0	24%	$217.1	24%	(16)%

Ground Calcium Carbonate	$20.6	6%	$22.6	5%	$24.8	5%	(9)%	(17)%	$43.2	6%	47.1	5%	(8)%
Talc	8.8	2%	11.9	3%	12.8	3%	(26)%	(31)%	20.7	3%	25.3	3%	(18)%
Processed Minerals Products	$29.4	8%	$34.5	8%	$37.6	8%	(15)%	(22)%	$63.9	8%	$72.4	8%	(12)%

Specialty Minerals Segment	$109.8	31%	$137.1	33%	$145.1	31%	(20)%	(24)%	$246.9	32%	$289.5	32%	(15)%

Total Minerals Businesses	$283.6	79%	$323.3	77%	$360.5	78%	(12)%	(21)%	$606.9	78%	$704.1	78%	(14)%

Refractory Products	$47.1	13%	$55.8	13%	$61.0	13%	(16)%	(23)%	$102.9	13%	$123.0	14%	(16)%
Metallurgical Products	8.8	2%	13.2	3%	16.5	4%	(33)%	(47)%	22.0	3%	28.3	3%	(22)%
Refractories Segment	$55.9	16%	$69.0	17%	$77.5	17%	(19)%	(28)%	$124.9	16%	$151.3	17%	(17)%

Energy Services Segment	$17.7	5%	$25.2	6%	$25.8	6%	(30)%	(31)%	$42.9	6%	$46.1	5%	(7)%

Total Service Businesses	$73.6	21%	$94.2	23%	$103.3	22%	(22)%	(29)%	$167.8	22%	$197.4	22%	(15)%

Net Sales	$357.2	100%	$417.5	100%	$463.8	100%	(14)%	(23)%	$774.7	100%	$901.5	100%	(14)%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jun. 28, 2020	Mar. 29, 2020	Jun. 30, 2019	Prior Qtr	Prior Year	Jun. 28, 2020	Jun. 30, 2019	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$21.0	$24.1	$20.7	(13)%	1%	$45.1	$47.0	(4)%
% of Sales	12.1%	12.9%	9.6%			12.5%	11.3%
Specialty Minerals Segment	$9.0	$20.3	$20.0	(56)%	(55)%	$29.3	$42.0	(30)%
% of Sales	8.2%	14.8%	13.8%			11.9%	14.5%
Total Minerals Businesses	$30.0	$44.4	$40.7	(32)%	(26)%	$74.4	$89.0	(16)%
% of Sales	10.6%	13.7%	11.3%			12.3%	12.6%
Refractories Segment	$5.9	$11.2	$7.1	(47)%	(17)%	$17.1	$19.2	(11)%
% of Sales	10.6%	16.2%	9.2%			13.7%	12.7%
Energy Services Segment	$1.4	$3.2	$0.9	(56)%	56%	$4.6	$3.3	39%
% of Sales	7.9%	12.7%	3.5%			10.7%	7.2%
Total Service Businesses	$7.3	$14.4	$8.0	(49)%	(9)%	$21.7	$22.5	(4)%
% of Sales	9.9%	15.3%	7.7%			12.9%	11.4%
Unallocated and other Corporate Expenses	$(10.1)	$(1.1)	$(3.2)	*	216%	$(11.2)	$(4.0)	180%

Consolidated	$27.2	$57.7	$45.5	(53)%	(40)%	$84.9	$107.5	(21)%
% of Sales	7.6%	13.8%	9.8%			11.0%	11.9%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$7.0	*	*	$0.0	$7.0	*

Specialty Minerals Segment	$6.3	$0.0	$2.5	*	*	$6.3	$2.5	*

Total Minerals Businesses	$6.3	$0.0	$9.5	*	*	$6.3	$9.5	*

Refractories Segment	$0.0	$0.0	$3.3	*	*	$0.0	$3.3	*

Energy Services Segment	$0.0	$0.0	$1.8	*	*	$0.0	$1.8	*

Total Service Businesses	$0.0	$0.0	$5.1	*	*	$0.0	$5.1	*

Unallocated and Other Corporate Expenses	$8.5	$0.6	$1.1	*	*	$9.1	$1.1	*

Consolidated	$14.8	$0.6	$15.7	*	*	$15.4	$15.7	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the quarterly periods ended June 28, 2020, March 29, 2020 and June 30, 2019, and the six month periods ended June 28, 2020 and June 30, 2019 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	Jun. 28,	Mar. 29,	Jun. 30,			Jun. 28,	Jun. 30,
EXCLUDING SPECIAL ITEMS	2020	2020	2019	Prior Qtr	Prior Year	2020	2019	Prior Year

Performance Materials Segment	$21.0	$24.1	$27.7	(13)%	(24)%	$45.1	$54.0	(16)%
% of Sales	12.1%	12.9%	12.9%			12.5%	13.0%
Specialty Minerals Segment	$15.3	$20.3	$22.5	(25)%	(32)%	$35.6	$44.5	(20)%
% of Sales	13.9%	14.8%	15.5%			14.4%	15.4%
Total Minerals Businesses	$36.3	$44.4	$50.2	(18)%	(28)%	$80.7	$98.5	(18)%
% of Sales	12.8%	13.7%	13.9%			13.3%	14.0%
Refractories Segment	$5.9	$11.2	$10.4	(47)%	(43)%	$17.1	$22.5	(24)%
% of Sales	10.6%	16.2%	13.4%			13.7%	14.9%
Energy Services Segment	$1.4	$3.2	$2.7	(56)%	(48)%	$4.6	$5.1	(10)%
% of Sales	7.9%	12.7%	10.5%			10.7%	11.1%
Total Service Businesses	$7.3	$14.4	$13.1	(49)%	(44)%	$21.7	$27.6	(21)%
% of Sales	9.9%	15.3%	12.7%			12.9%	14.0%

Unallocated Corporate Expenses	$(1.6)	$(0.5)	$(2.1)	220%	(24)%	$(2.1)	$(2.9)	(28)%

Consolidated	$42.0	$58.3	$61.2	(28)%	(31)%	$100.3	$123.2	(19)%
% of Sales	11.8%	14.0%	13.2%			12.9%	13.7%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	Jun. 28,		December 31,
	2020	*	2019	**

Current assets:
Cash & cash equivalents	$232.8		$241.6
Short-term investments	5.4		1.6
Accounts receivable, net	336.8		376.2
Inventories	269.8		253.3
Prepaid expenses and other current assets	39.6		46.5
Total current assets	884.4		919.2

Property, plant and equipment	2,217.9		2,257.0
Less accumulated depreciation	1,194.3		1,204.2
Net property, plant & equipment	1,023.6		1,052.8

Goodwill	805.8		807.4
Intangible assets	198.5		203.0
Other assets and deferred charges	144.6		130.2

Total assets	$3,056.9		$3,112.6

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$100.3		$101.2
Current maturities of long-term debt	149.2		2.1
Accounts payable	139.4		163.4
Other current liabilities	120.1		131.8
Total current liabilities	509.0		398.5

Long-term debt	647.7		824.3
Deferred income taxes	181.4		180.6
Other non-current liabilities	278.0		274.6
Total liabilities	1,616.1		1,678.0

Total MTI shareholders' equity	1,406.5		1,402.7
Non-controlling Interests	34.3		31.9
Total shareholders' equity	1,440.8		1,434.6

Total liabilities and shareholders' equity	$3,056.9		$3,112.6

* Unaudited
** Condensed from audited financial statements.